Exhibit 5.1

March 4, 2011

World Omni Auto Receivables LLC

190 Jim Moran Blvd.

Deerfield Beach, FL 33442

Re: Enforceability Opinion - World Omni Auto Receivables Trust 2011-A

We are issuing this opinion letter in our capacity as special counsel to World Omni Auto Receivables LLC (the “Depositor”) and World Omni Financial Corp. (“World Omni”) in connection with the issuance of Offered Notes (as defined on Exhibit A hereto) by World Omni Auto Receivables Trust 2011-A (the “Issuing Entity”) pursuant to an Indenture (the “Indenture”), between the Issuing Entity and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”), to be dated as of March 10, 2011 (the “Issuance Date”). Only the Offered Notes are being offered for sale in a transaction pursuant to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

We are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Offered Notes, and in order to express the opinion hereinafter stated, we have examined:

(i) a copy of the registration statement on Form S-3 (File No. 333-159392) (the “Registration Statement”) that was filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Securities Act on May 21, 2009, as amended by Pre-Effective Amendment No. 1 on June 26, 2009, by Pre-Effective Amendment No. 2 on July 17, 2009, by Pre-Effective Amendment No. 3 on August 11, 2009 and by Pre-Effective Amendment No. 4 on September 8, 2009, with respect to asset-backed notes, including the Offered Notes, to be issued and sold in series from time to time, in the form in which it became effective, including the exhibits thereto;

(ii) a copy of the preliminary prospectus supplement relating to the Offered Notes in the form filed with the Commission on February 28, 2011 pursuant to Rule 424(b)(5) under the Securities Act and the prospectus dated February 28, 2011 relating thereto, and a copy of the prospectus supplement relating to the Offered Notes in the form filed with the Commission on March 4, 2011 pursuant to Rule 424(b)(5) under the Securities Act and the prospectus dated February 28, 2011 relating thereto;

(iii) a copy of the Trust Agreement, dated as of December 16, 2010, and the form of amended and restated Trust Agreement, to be dated as of the Issuance Date, each between the Depositor and U.S. Bank Trust National Association, as owner trustee;

(iv) a form of the Sale and Servicing Agreement, to be dated as of the Issuance Date, among the Depositor, World Omni, as servicer, and the Issuing Entity;

(v) a form of the Indenture;

(vi) a form of Receivables Purchase Agreement, to be dated as of the Issuance Date, between World Omni and the Depositor,

World Omni Auto Receivables LLC

March 4, 2011

(vii) a form of the Administration Agreement, to be dated as of the Issuance Date, among the Issuing Entity, the Depositor, the Indenture Trustee and World Omni, as administrator; and

(viii) such other documents as we have deemed necessary for the expression of the opinions contained herein.

The documents described in clauses (iii) through (vii) collectively are referred to herein as the “Transaction Documents”.

We have examined such other documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

On the basis of the foregoing and on the basis of our review of the Depositor’s Certificate of Formation and Limited Liability Company Agreement and a review of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Depositor, it is our opinion that:

1.	The Depositor is a limited liability company validly existing and in good standing under the laws of the State of Delaware; and

2.	With respect to the Offered Notes, when, as and if (i) no stop order suspending the effectiveness of the Registration Statement has been issued, (ii) the principal amount, price, interest rate and other principal terms of such Offered Notes and the forms of the Offered Notes have been duly established and approved by the Depositor, (iii) the Transaction Documents have each been duly completed, executed and delivered by the parties thereto substantially in the form we have examined, duly reflecting the terms established as described above, (iv) the trust certificate for the Issuing Entity has been duly executed by the Owner Trustee and timely filed with the Secretary of State of the State of Delaware, (v) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (vi) the purchasers of the Offered Notes have paid the purchase price therefor and the Offered Notes have been duly executed and issued by the Issuing Entity and authenticated by the Indenture Trustee or the Owner Trustee, as appropriate, and sold by the Depositor, all in accordance with the terms and conditions of the Transaction Documents and in the manner described in the Registration Statement, the Offered Notes will have been duly authorized by all necessary action of the Issuing Entity, will have been legally issued and will be enforceable in accordance with their terms and entitled to the benefits of the Transaction Documents, and will be binding obligations of the Issuing Entity in accordance with their terms, except as any of the foregoing may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.

World Omni Auto Receivables LLC

March 4, 2011

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of securities or “Blue Sky” laws of the various states to the offer or sale of the Offered Notes.

We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal laws of the United States, the General Corporation Law of the State of Delaware and the Delaware Statutory Trust Act.

We hereby consent to the filing of this opinion on Form 8-K in connection with the sale of the Offered Notes. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

World Omni Auto Receivables LLC

March 4, 2011

EXHIBIT A

Offered Notes

(i) $201,000,000 aggregate principal amount of the Class A-1 Asset-Backed Notes (the “Class A-1 Notes”);

(ii) $208,000,000 aggregate principal amount of the Class A-2 Asset-Backed Notes (the “Class A-2 Notes”);

(iii) $213,000,000 aggregate principal amount of the Class A-3 Asset-Backed Notes (the “Class A-3 Notes”);

(iv) $127,995,000 aggregate principal amount of the Class A-4 Asset-Backed Notes (the “Class A-4 Notes”);

(v) $24,366,000 aggregate principal amount of the Class B Asset-Backed Notes (the “Class B Notes”); and

(vi) $24,367,000 aggregate principal amount of the Class C Asset-Backed Notes (the “Class C Notes”).

The Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes and the Class C Notes are referred to collectively herein as the “Offered Notes.”